Apollo Group, Inc.

News Release

APOLLO GROUP, INC. APPOINTS STRATEGIC AND FINANCIAL ADVISOR CHARLES B. EDELSTEIN AS NEW CHIEF
EXECUTIVE OFFICER

PHOENIX, July 7, 2008 — Apollo Group, Inc. (Nasdaq:APOL) (“Apollo Group,” “Apollo” or “the Company”) today announced the appointment of Charles “Chas” B. Edelstein as Chief Executive Officer and Director, effective August 26th, 2008. Apollo’s founder, Dr. John G. Sperling, continues to act as Executive Chairman of the Board of Directors.

“We have been impressed by Chas and the high quality of his advice for years and we are delighted to have him join Apollo Group as CEO,” said Dr. Sperling. “We will benefit from his vast experience in the private-sector education industry.” In addition, he said, “Chas has a proven record of strong leadership skills, good character, a sharp intellect and a keen insight into education.”

Mr. Edelstein, 48, has more than 20 years of experience as a strategic and financial advisor. He joins Apollo Group from Credit Suisse, where he served as a Managing Director and headed the Global Services Group within the Investment Banking Division as well as the Chicago investment banking office. Mr. Edelstein founded and oversaw Credit Suisse’s leading advisory practice in the education industry, where he served as advisor to many of the largest education companies, including Apollo Group.

“It will be an honor to assume a leadership role with the world-class organization that John Sperling has founded and fostered.  I’m very much looking forward to the opportunity to partner with Joe D’Amico, Greg Cappelli and Apollo’s extraordinarily talented management and employee team. I am confident that together we can build on the success the Company has achieved,” said Mr. Edelstein.

Mr. Dino DeConcini, Lead Independent Director of Apollo’s board and head of its Nominating and Governance Committee, commented, “We believe Chas is an excellent choice for Apollo Group. His unique background, which blends private sector education with strategic advisory experience, will serve us well. His ability to bring people and ideas together to create a strong vision will benefit the Company as it continues to grow.”

Mr. Edelstein joined Credit Suisse First Boston in 1987. Prior to that, he worked at Price Waterhouse (now PricewaterhouseCoopers) for three years as an auditor and management consultant.

Mr. Edelstein sits on the Chicago board of directors for both Teach for America and Junior Achievement.

He received a B.A. with highest distinction from the University of Illinois and an MBA from the Harvard Business School, where he graduated as a Baker Scholar with high distinction.

About Apollo Group, Inc.

Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries, University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. It also owns Aptimus, a provider of innovative digital media solutions. The Company’s distinctive educational programs and services are provided at the high school, college and graduate levels in 40 states (as of May 31, 2008) and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico; Chile; and the Netherlands, as well as online, throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.

Investor Relations Contacts:

Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu

Media Contact:

Keri Ruiz ~ (602) 417-0695 ~ kruiz@ckpr.biz